KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Dollars In Thousands Except Ratio Amounts)

                                                         Three Months Ended
                                                         ------------------
                                                           March 31, 2006
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Earnings:
   Pre-tax income from continuing operations before
   adjustment for minority interest and
   equity earnings (including amortization of excess
   cost of equity investments) per statement
   of income..........................................     $     231,263
Add:
   Fixed charges......................................            87,062
   Amortization of capitalized interest...............               837
   Distributed income of equity investees.............            22,378
Less:
   Interest capitalized from continuing operations....            (5,272)
                                                           -------------
   Income as adjusted.................................     $     336,268
                                                           -------------


Fixed charges:
   Interest and debt expense, net per statements of
   income (includes amortization of debt discount,
   premium, and debt issuance costs; excludes
   capitalized interest)..............................     $      82,842
Add:
   Portion of rents representative of the interest
   factor.............................................             4,220
                                                           -------------
Services..............................................
   Fixed charges......................................     $      87,062
                                                           -------------

Ratio of earnings to fixed charges....................              3.86
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